Exhibit 10.8

Premises Use Agreement

Party A: Urumqi Plastic Surgery Hospital Co., Ltd.

Party B: Xinjiang United Family Trading Co., Ltd.

According to the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B have reached the following agreement through friendly negotiation on the basis of equality and voluntariness:

1.	Basic situation of the premises:

Party B uses the premises of Party A, which covering an area of about 1500 square meters, located on the first floor, the basement ground floor and the sixth floor of Urumqi Plastic Surgery Hospital (Mary Maternity Hospital Building), No.26 Wenhua Road, Tianshan District, Urumqi, for the purpose of production and office.

2.	Period of use

Period of use: From January 1, 2020 to May 20, 2029.

3.	Party A’s rights and obligations

3.1	During the term of use, Party B shall properly keep the premises and use them for the agreed purposes, and shall not engage in illegal activities, otherwise, Party A may terminate this agreement at any time.

3.2	If the quality problem of the premises occurs during the term of use, which affects the normal use of Party B, Party A shall repair it in time.

3.3	Party A shall help Party B to contact the relevant local units for the settlement of the living and other necessary procedures of Party B’s service personnel.

4.	Party B’s rights and obligations

4.1	During the term of use, Party B shall bear the natural gas and electricity expenses incurred in the whole building. Among the natural gas and electricity expenses paid by Party B, the amount exceeding the self-use portion shall be used to offset the rental of Party B’s use of Party A’s premises, and both parties agree not refund for any overpayment or a supplemental payment for any deficiency.

4.2	During the term of use, Party A shall uniformly manage the outdoor sanitation, premises renovation and greening maintenance used by Party B, and the expenses incurred shall be borne by Party B.

4.3	During the term of use, Party A shall not lease (sell) the premises used by Party B to a third party.

4.4	During the term of use, Party A shall not terminate this agreement without cause.

5.	Settlement of dispute

If disputes arise between Party A and Party B during the implementation of this Agreement, they shall settle the dispute through friendly consultation at first, if both parties fail to reach an agreement, they shall bring a suit in the people’s court of the place where the premises are located.

6.	Miscellaneous

6.1.	This contract is in duplicate, two pages in total, with each party holding one.

6.2	This contract shall take effect after both parties sign and seal it. The matters unfulfilled in this contract shall be agreed by both parties separately.

Party A:	Party B:

/s/ Urumqi Plastic Surgery Hospital Co., Ltd.	/s/ Xinjiang United Family Trading Co., Ltd.

Special seal for contract

Date: April 30, 2020	Date: April 30, 2020

2

Supplemental Agreement

Party A: Urumqi Plastic Surgery Hospital Co., Ltd.

Party B: Xinjiang United Family Trading Co., Ltd.

Party A and Party B entered into a certain Premises Use Agreement on April 30, 2020, the Provision 2 of which stated that the period of use is from January 1, 2020 to May 20, 2029. Since Party A’s rights of use of the premises does not cover the period of use of specified in the agreement, Party A and Party B, through friendly negotiation, hereby enter into the following supplemental provisions:

1.	Party B’s period of use of the premises: From January 1, 2020 to June 25, 2028.

2.	With regard to any inconsistency between this Supplemental Agreement and the Premises Use Agreement, this Supplemental Agreement shall prevail.

3.	This contract is in duplicate with each party holding one, has the same legal effect as the Premises Use Agreement, and shall take effect after both parties sign and seal it.

Party A:	Party B:

/s/ Urumqi Plastic Surgery Hospital Co., Ltd.	/s/ Xinjiang United Family Trading Co., Ltd.

Special seal for contract

Date: June 18, 2020	Date: June 18, 2020

3